Exhibit 99.2

NEWS RELEASE

Contact:

Drew Prairie

AMD Public Relations

(512) 602-4425

drew.prairie@amd.com

Ruth Cotter

AMD Investor Relations

(408) 749-3887

ruth.cotter@amd.com

AMD Announces Completion of Partial Tender Offer for its 8.125%

Senior Notes due 2017

SUNNYVALE, Calif. – March 20, 2014 – Advanced Micro Devices, Inc. (NYSE: AMD) announced today that it has completed its offer to purchase for cash an aggregate principal amount of its outstanding 8.125% Senior Notes due 2017 (the “Notes”), at a purchase price equal to $1,014.83 per $1,000 of the principal amount of such Notes, plus accrued and unpaid interest thereon. Holders of the Notes who validly tendered, and did not validly withdraw, their Notes at or prior to 5:00 p.m. New York City time on March 5, 2014 (the “Early Tender Time”) received an additional $30.00 for each $1,000 principal amount of Notes purchased pursuant to the tender offer, resulting in a total consideration of $1,044.83 for each $1,000 principal amount of Notes.

Pursuant to the offer, $51,065,000 aggregate principal amount of the Notes were validly tendered and not withdrawn (including $49,434,000 aggregate principal amount of the Notes which were validly tendered on or prior to the Early Tender Time) and AMD accepted for payment $47,556,000 aggregate principal amount of such Notes (including $46,043,000 aggregate principal amount of the Notes which were validly tendered on or prior to the Early Tender Time). Payment of the aggregate consideration of approximately $50,662,000 (including accrued and unpaid interest) will be made on the validly tendered Notes in accordance with the terms of the tender offer. After giving effect to the purchase of the tendered Notes, $452,444,000 aggregate principal amount of the Notes remains outstanding.

AMD retained BofA Merrill Lynch to act as Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect).

About AMD

AMD (NYSE: AMD) designs and integrates technology that powers millions of intelligent devices, including personal computers, tablets, game consoles and cloud servers that define the new era of surround computing. AMD solutions enable people everywhere to realize the full potential of their favorite devices and applications to push the boundaries of what is possible. For more information, visit www.amd.com.

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